Exhibit 99.1

BioSpecifics Technologies Corp. Reports Fourth Quarter and Full Year 2010 Financial Results

LYNBROOK, NY – March 11, 2011 – BioSpecifics Technologies Corp. (NASDAQ: BSTC; the "Company"), a biopharmaceutical company developing first in class collagenase-based products, today announced its financial results for the fourth quarter and full year ended December 31, 2010.

“2010 was an exciting year for the Company, but we are even more excited about 2011 as we look forward to sales growth of XIAFLEX® in the U.S., as well as Pfizer’s launch of XIAPEX® in Europe later this year,” said Thomas Wegman, the Company’s President. “We are very pleased that the European Commission has granted marketing authorization of XIAPEX for the treatment of Dupuytren’s contracture in adult patients with a palpable cord, and we look forward to Pfizer’s launch of XIAPEX in Europe later this year.”

Financial Results:

The Company reported net income of $0.1 million for the quarter ended December 31, 2010, or $0.02 per share on a basic and fully diluted basis, compared to a net loss of $0.5 million or $0.09 per share on a basic and fully diluted basis, for the same period in 2009. For the full year ended December 31, 2010, the Company reported a net loss of $1.5 million, or $0.24 per share on a basic and fully diluted basis, compared to a net loss of $2.0 million, or $0.32 per share on a basic and fully diluted basis in 2009.

Revenue for the fourth quarter of 2010 was $1.1 million, compared to $0.8 million for the same period in 2009. For the full year ended December 31, 2010, revenue was $5.7 million, compared to $3.2 million for the full year 2009. Total royalty and earn-out revenues for the year ended December 31, 2010 increased by $1.0 million due to the launch of XIAFLEX in March 2010 and higher net sales of Santyl under the agreement with DFB Biotech, Inc. and its affiliates. Milestone revenue recognized for the year ended December 31, 2010 was $2.3 million, which includes $1.3 million of the $15 million paid to the Company’s partner Auxilium Pharmaceuticals, Inc by Pfizer Inc. for the completion of the Marketing Authorization Application for XIAFLEX for Dupuytren’s contracture in Europe. The Company also received a milestone of $1.0 million related to the FDA’s approval of XIAFLEX for Dupuytren’s contracture in February 2010 and in connection with the notification in June 2010 to Auxilium of the Company’s election not to commercially manufacture XIAFLEX.

Research and development expenses for the fourth quarter of 2010 were a credit of $34,256 compared to $0.1 million for the same period in 2009. This credit in research and development was mainly due to an adjustment during the quarter to the amount of third party lyophilization expenses reported to us by Auxilium. For the year ended December 31, 2010, research and development expenses were $1.2 million, compared to $0.5 million in 2009. This increase in research and development expenses was primarily due to third party development costs that are reimbursable to BioSpecifics.

General and administrative expenses for the fourth quarter of 2010 were $1.5 million, compared to $1.3 million for the same period in 2009. For the year ended December 31, 2010, general and administrative expenses were $6.5 million, compared to $4.8 million in 2009. The increase in general and administrative expenses was due to legal fees, stock based compensation and services related to investor relations partially offset by lower patent costs.

As of December 31, 2010, the Company had cash, cash equivalents and investments of $7.8 million, compared to $8.5 million on December 31, 2009.

Upcoming Milestones:

  Auxilium anticipates reporting top-line results in the first half of 2012 for the Phase III double-blind studies of XIAFLEX for Peyronie’s disease.

  Auxilium plans to prioritize new pipeline indication(s) for XIAFLEX in 2011.

  Pfizer Inc., Auxilium’s strategic partner for XIAFLEX in Europe, and Auxilium announced that the European Commission has granted XIAPEX (the trade name under which Pfizer will market XIAFLEX in Europe) marketing authorization for the treatment of Dupuytren’s contracture in adult patients with palpable cord. Pfizer and Auxilium expect XIAPEX to be available for use in some European markets later this year.

Fourth Quarter 2010 and Recent Corporate Highlights:

  In March 2011, Auxilium announced that it had reached target enrollment for the double-blind, placebo-controlled Phase III program of XIAFLEX for Peyronie’s disease, a condition in which scar tissue develops on the shaft of the penis that can cause the penis to curve during erection, often interfering with or preventing intercourse and resulting in psychological distress or bother for the patient. In October 2010, the Company had announced that Auxilium had dosed the first subject in this global Phase III program and that the two randomized, double-blind, placebo-controlled Phase III studies were expected to enroll at least 600 patients at approximately 70 sites in the U.S. and Australia. There is also one open label study, which is expected to enroll at least 250 patients, at approximately 30 sites in the U.S., E.U. and New Zealand, and one pharmacokinetic study, which should enroll approximately 16 patients.

  In February 2011, Pfizer, Inc., Auxilium’s strategic partner for XIAFLEX in Europe, and Auxilium announced that the European Commission has granted XIAPEX (the trade name under which Pfizer will market XIAFLEX in Europe) marketing authorization for the treatment of Dupuytren’s contracture in adult patients with palpable cord. Pfizer and Auxilium expect XIAPEX to be available for use in some European markets later this year.

  In February 2011, the Company announced that its Board of Directors amended its Rights Agreement dated as of May 14, 2002 and previously amended on June 19, 2003, between the Company and OTC Corporate Transfer Service Company, as rights agent. The amendment increases the ownership threshold for determining “Acquiring Person” status under the Rights Agreement from 15%-18% and extends the “Final Expiration Date” for an additional two years, from May 31, 2012 to May 31, 2014.

  In January 2011, the Company announced promising results from its study Chien-802, showing dramatic reductions in canine lipoma following injections with purified injectable collagenase. These results build upon an earlier dose escalation study from which the Company selected the dose for Chien-802.

  In January 2011, the Company also announced the initiation of a larger clinical trial, Chien-803, for the same indication. On February 15, 2011, Auxilium filed a complaint against us in the Court of Common Pleas in Chester County, Pennsylvania. We have voluntarily agreed to suspend this trial and will not be initiating any new trials using injectable collagenase in animals or humans pending a resolution of our dispute with Auxilium concerning our right to conduct clinical trials without the prior approval of the companies’ Joint Development Committee.

  In January 2011, Auxilium stated that it expects 2011 XIAFLEX U.S.net sales to be in the range of $50 million to $60 million.

  In January 2011, Auxilium reported that, effective January 1, 2011, J0775 will be the code used to identify XIAFLEX when billed to Medicare, Medicaid and commercial health plans for reimbursement. The XIAFLEX specific CPT code is expected to be effective in January 2012.

  In December 2010, the Company announced that The Journal of Hand Surgery published pivotal CORD II Phase III clinical trial of XIAFLEX.

  In November 2010, the Company announced that it received a total of $426,000 in grant funding under the Qualifying Therapeutic Discovery Project Program reported under other income in the Company’s Consolidated Statement of Operations. The program, funded through the U.S. Patient Protection and Affordable Care Act of 2010, supports therapeutic discovery programs.

Annual Meeting:

  The Company announced that its Board of Directors has scheduled the Company’s Annual Meeting of Stockholders (the “Meeting”) to be held on Monday, June 13, 2011 at 11:00 a.m. EDT, in New York City. Company stockholders of record as of the close of business on April 27, 2011 will be entitled to vote at the Meeting.

Webcast and Conference Call

The Company will host a conference call today at 8:30 am ET to discuss its fourth quarter and full year 2010 results and provide a corporate update.

To participate in the conference call, please dial 800-860-2442 (domestic) or 412-858-4600 (international). The presentation will be available via a live webcast at: www.videonewswire.com/event.asp?id=76839.

A replay of the call will be available one hour after the conference ends on March 11, 2011 until 9:00 am ET on March 18, 2011. To access the replay, please dial 877-344-7529 (domestic) or 412-317-0088 (international) and reference the access code 448479. The archived webcast will be available for 90 days in the Investor Relations section of the Company’swebsite at www.biospecifics.com.

About BioSpecifics Technologies Corp.

BioSpecifics Technologies Corp. is a biopharmaceutical company that has developed injectable collagenase for twelve clinical indications, three of which include: Dupuytren's contracture, Peyronie's disease, and frozen shoulder (adhesive capsulitis). Its strategic partner Auxilium Pharmaceuticals, Inc. markets XIAFLEX® in the U.S. for the treatment of Dupuytren's contracture. Pfizer, Inc. is responsible for marketing XIAPEX® in Europe. More information about The Company may be found on its website at www.biospecifics.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Any statements, other than statements of historical fact, including statements regarding the Company’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, its expected revenue growth, and any other statements containing the words "believes," "expects," "anticipates," "plans," "estimates" and similar expressions, are forward-looking statements. There are a number of important factors that could cause its actual results to differ materially from those indicated by such forward-looking statements, including the statements made by the Company and by its partner Auxilium regarding the availability of a XIAFLEX specific CPT code; the ability of Pfizer to achieve its objectives for XIAPEX in Europe; the success of the Phase III trials for XIAFLEX for the treatment of Peyronie’s disease, which will determine the amount of milestone, royalty and sublicense income payments the Company may receive; the outcome of the dispute with Auxilium; the Company’s ability to restart the Chien-803 trial; the Company’s ability to initiate and complete clinical trials in additional indications; and other risk factors identified in the Company's Form 10-K for the year ended December 31, 2009 and its reports on Form 8-K filed with the U.S. Securities and Exchange Commission. All forward-looking statements included in this press release are made as of the date hereof, and the Company assumes no obligation to update these forward-looking statements.

Contact:

BioSpecifics Technologies Corp.
Thomas L. Wegman, President
(516) 593-7000
thomas_wegman@biospecifics.com

BioSpecifics Technologies Corp.
Consolidated Statements of Operations

	Three months ended		Twelve months ended
	December 31		December 31
	2010	2009	2010	2009
Revenues:	(Unaudited)		(Audited)
Net sales	$2,180	$2,841	$34,508	$39,035
Royalties	961,956	415,000	2,320,729	1,271,597
Licensing revenue	109,276	266,281	3,026,111	1,565,125
Consulting fees	70,000	70,000	280,000	280,000
Total Revenues	1,143,412	754,122	5,661,348	3,155,757

Costs and expenses:
Research and development	(34,256)	135,663	1,223,931	488,646
General and administrative	1,500,796	1,347,678	6,470,449	4,832,019
Total costs and expenses	1,466,540	1,483,341	7,694,380	5,320,665

Operating income (loss)	(323,128)	(729,219)	(2,033,032)	(2,164,908)

Other income (expense):
Interest Income	17,048	27,008	86,310	55,693
Interest expense	-	-	-	(39)
Other, net	13,130	-	13,130	(8,863)
Qualifying Therapeutic Discovery Grant	426,403	-	426,403	-
	456,581	27,008	525,843	46,791

Income (loss) before income tax	133,453	(702,211)	(1,507,189)	(2,118,117)
Income tax benefit (expense)	6,716	161,574	(1,351)	161,574

Net income (loss)	$140,169	$(540,637)	$(1,508,540)	$(1,956,543)

Basic net income (loss) per share	$0.02	$(0.09)	$(0.24)	$(0.32)
Diluted net income (loss) per share	$0.02	$(0.09)	$(0.24)	$(0.32)

Shares used in computation of basic net income (loss) per share	6,280,268	6,159,823	6,261,214	6,065,939
Shares used in computation of diluted net income (loss) per share	7,182,558	6,159,823	6,261,214	6,065,939

BioSpecifics Technologies Corp.
Selected Consolidated Balance Sheet Data
(Unaudited)

	December 31
	2010	2009
Cash and cash equivalents	$2,470,852	$3,950,389
Short term investments	5,360,970	4,548,541
Accounts and income tax receivable, net	2,171,511	1,712,220
Working capital	5,990,899	5,768,760
Total assets	11,518,701	11,748,478
Long-term liabilities	713,619	1,150,721
Total stockholders' equity	6,700,723	6,092,107